UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2007

REHABCARE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19294	51-0265872
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification
incorporation)		Number)

7733 Forsyth Boulevard
23rd Floor
St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (314) 863-7422

Check the appropriate box below if the Form 8-K filing is

intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

Effective December 11, 2007, RehabCare Group, Inc. (“the Company”) entered into a termination compensation agreement (“the Agreement”) with John H. Short, PhD, the Company’s President and Chief Executive Officer. The Agreement replaces the termination and compensation agreement between the Company and Dr. Short dated March 10, 2006. The term of the Agreement is from the effective date through December 31, 2011 and will automatically renew for annual one-year periods unless the Company or Dr. Short gives the other party written notice, by September 30, 2011, or September 30 of any succeeding year, of such party’s intent not to renew the Agreement.

In accordance with the terms of the Agreement, Dr. Short will earn an initial base salary of $596,000. The annual base salary payable to Dr. Short shall be reviewed at least annually and shall be increased at the discretion of the Company’s Board of Directors or the Compensation and Nominating/Corporate Governance Committee of the Board of Directors but shall not be reduced. Dr. Short will be eligible to participate in all health, welfare, and retirement savings plans that the Company makes available to its other senior executive officers, including the opportunity to earn an incentive bonus on an annual basis with a target incentive award equal to a designated percentage of his annual base salary. For 2008, such target percentage shall not be less than 70%. Throughout the term of the Agreement, Dr. Short shall be entitled to participate in all equity incentive and savings plans generally available to other senior executive officers of the Company. In 2008, Dr. Short will receive the following equity incentive awards: 1) a grant of restricted stock with a value of $539,656 as of January 2, 2008, which shall vest on January 2, 2011; and 2) a grant of performance shares on January 2, 2008 with a target value equal to $539,656 as of the date of grant, which shall be based on a three year performance period - the ultimate number of performance shares granted will be subject to adjustment at the end of the 3-year performance period on the basis of actual performance against defined target measures.

Under the terms of the Agreement and prior to a change in control, should Dr. Short terminate his employment for good reason, or should the Company terminate his employment without cause, then the Company will continue, for twenty-four months after the termination date, monthly payments equal to one-twelfth of the sum of: 1) Dr. Short’s then-current annual base salary; and 2) the average of annual incentive bonuses paid to Dr. Short with respect to the three fiscal years of the Company ending before the date of termination. During the two years that follow a change in control, should Dr. Short terminate his employment for good reason or should the Company terminate his employment without cause, he will be entitled to a lump-sum cash payment equal to 2.99 times his then current annual base salary plus 2.99 times his average annual incentive with respect to the three fiscal years of the Company ending before the date of termination.

In any of the above-described terminations, Dr. Short will also be entitled to the continuation of his health and welfare benefits for up to twenty-four months after the date of termination and twelve months of executive-level outplacement services by a vendor selected by the Company.

Upon Retirement (which is defined in the Agreement as termination of Dr. Short’s employment after five years of service and after he attains the age of 65), Dr. Short’s grants of restricted stock, stock options, and all other awards will continue to vest provided he cooperates with the Company to transition his duties to a new Chief Executive Officer as set out in the Agreement.

Upon death or disability, Dr. Short would no longer receive any compensation from the Company, except as may be provided under the terms of the Company’s compensation and benefit plans or programs.

If the value of the cash payments and the continuation or acceleration of benefits upon termination under the Agreement would subject Dr. Short to the payment of a federal excise tax as “excess parachute payments,” the Company will be required to make an additional “gross-up” payment to cover the additional taxes owed.

The Agreement also contains non-compete and non-solicitation covenants that extend for two years after termination of employment as well as confidentiality provisions protecting the confidential data and information of the Company.

This description of the termination compensation agreement is qualified by reference to the complete agreement that is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Termination Compensation Agreement dated December 11, 2007 between the Company and John H. Short, PhD

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2007

REHABCARE GROUP, INC.

By: /s/	Jay W. Shreiner
________________________________________
Jay W. Shreiner
Senior Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Termination Compensation Agreement dated December 11, 2007 between the Company and John H. Short, PhD